EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-154417, 333-166430, 333-211554, 333-260585 and 333-286162) and Registration Statement on Form S-4 (No. 333-265275) of our reports dated December 12, 2025, on our audits of the consolidated financial statements of First Savings Financial Group, Inc. as of September 30, 2025 and 2024, and for each of the years in the three-year period ended September 30, 2025, which report is included in this annual report on Form 10-K. We also consent to the incorporation by reference of our report dated December 12, 2025, on our audit of the internal control over financial reporting of First Savings Financial Group, Inc. as of September 30, 2025, which report is included in this annual report on Form 10-K.

/s/ Forvis Mazars, LLP

Louisville, Kentucky

December 12, 2025